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                                                                    Exhibit 99.2



                                 [WISER LOGO]

               8115 Preston Road, Suite 400, Dallas, Texas 75225
                    Phone:  214/265-0080  Fax:  214/891-9645


                                  NEWS RELEASE

For Immediate Release: May 16, 2000
For Further Information:
                                                                Lawrence J. Finn
                                                        Telephone:  214/265-0080
                                                     E-mail:  lfinn@wiseroil.com

     SHAREHOLDERS OF THE WISER OIL COMPANY APPROVE SALE OF PREFERRED STOCK

Dallas, Texas, May 16, 2000 -- The Wiser Oil Company (NYSE: WZR) today announced that its shareholders have approved the sale of up to $25 million of 7% preferred stock to an investment group led by Wiser Investment Company, LLC. As part of the transaction, the Board will appoint George K. Hickox, Jr. as Chairman of the Board and Chief Executive Officer of Wiser, replacing Andrew J. Shoup, Jr. In addition to Mr. Hickox, Richard R. Schreiber and Scott W. Smith will be appointed to the Board. Closing of the transaction is expected prior to the end of May 2000.

Organized in 1905, Wiser is an independent energy company engaged in exploration, production and acquisition of crude oil and natural gas reserves primarily in the United States and Canada. Wiser operates on a philosophy of moderate risk exploration and strategic acquisitions.

Some matters set forth herein are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include such factors as oil and gas prices, well completions and production levels within estimated ranges. Investors are directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.

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